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                                                                                 Exhibit 11B

                        GATX CORPORATION AND SUBSIDIARIES


               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                          AND COMMON STOCK EQUIVALENTS
                             ASSUMING FULL DILUTION

                      In Millions, Except Per Share Amounts

                                                           Three Months          Six Months
                                                           Ended June 30        Ended June 30
                                                          ---------------      ---------------
                                                           1997     1996        1997     1996
                                                          ------   ------      ------   ------


Average number of shares used to compute
    primary earnings per share ....................         21.8     20.5        21.3     20.5

Common Stock issuable upon assumed conversion
     of Preferred Stock ...........................          3.1      4.0         3.5      4.0
                                                          ------   ------      ------   ------

Total shares ......................................         24.9     24.5        24.8     24.5
                                                          ======   ======      ======   ======


Net income, as adjusted per primary computation ...       $ 26.9   $ 22.4      $ 54.8   $ 43.8

Add - Dividends paid and accrued on preferred stock          3.3      3.3         6.6      6.6
                                                          ------   ------      ------   ------

Net income, as adjusted ...........................       $ 30.2   $ 25.7      $ 61.4   $ 50.4
                                                          ======   ======      ======   ======

Net income per share, assuming full dilution.......       $ 1.21   $ 1.05      $ 2.47   $ 2.06
                                                          ======   ======      ======   ======




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Note: See discussion of FAS 128 effect on Exhibit 11A.

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